                                                                    EXHIBIT 99.1


[API ADVANCED PHOTONIX, INC. LOGO]     Contact:  Advanced Photonix, Inc.
                                                 Richard Kurtz (805) 987-0146
                                                 Cameron Associates
                                                 Richard E. Moyer (212) 554-5466
                                                 richard@cameronassoc.com


                             ADVANCED PHOTONIX, INC.
                   REPORTS SECOND QUARTER FISCAL 2006 RESULTS

CAMARILLO, CALIFORNIA, NOVEMBER 9, 2005-- Advanced Photonix, Inc.(R)(AMEX: API) (the "Company"), today reported results for the second quarter fiscal 2006 and the six month period ended September 25, 2005.

Revenues for the second quarter of fiscal year 2006 and the six month period ended September 25, 2005 were $5,193,000 and $10,271,000, respectively. Revenue for the second quarter of fiscal year 2006 increased by $1,484,000, or 40%, over revenue of $3,709,000 for the second quarter of fiscal year 2005. Revenue for the first six months of fiscal year 2006 increased by $3,309,000, or 47%, over revenue of $6,692,000 for the comparable six month period in fiscal year 2005. The Company recorded increases in three of its principal markets during the second quarter (and four during the first six months of fiscal year 2006) with the most significant revenue increases coming from the telecommunications, industrial sensing and homeland security markets. Revenue in the Medical market was $446,000 in the second quarter, a decrease of $108,000 or 19% over the comparable prior year period due primarily to fluctuations in customer delivery schedules. Military/Aerospace revenues decreased by $123,000, or 9%, in the second quarter compared to the comparable period in the prior year due to fluctuations in customer delivery schedules. While the Company continues to expect consolidated revenue to increase in fiscal year 2006 as compared to fiscal year 2005, the quarter to quarter comparisons can vary significantly for both revenue and market analyses due to fluctuations in customer delivery and production schedules which are beyond the control of the Company. Management believes that the decreases in revenue to the Medical and Military/Aerospace markets in the most recent quarter were primarily attributable to the above factors and do not reflect a general decline in the level of demand for the Company's products.

The Company reported a net loss for the second quarter of fiscal year 2006 and the six month period ended September 25, 2005 of $834,000, or $0.05 per share, and $968,000, or $0.05 per share, respectively,. This compares to net income of $260,000 or $0.02 per share for the second quarter of fiscal 2005, and $608,000 or $0.04 per share for the six month period ending September 26, 2004.

On an EBITDA basis (earnings before interest, taxes, depreciation and amortization), the Company lost $12,000 for the second quarter of fiscal year 2006 and made $457,000 for the six month period ended September 25, 2005. This compares to a net gain of $363,000 and $822,000 for the second quarter of fiscal year 2005 and the six month period ending September 26, 2004, respectively.

Richard Kurtz, Chairman and Chief Executive Officer, commented, "We have made great progress in focusing our entire organization on integration of financial information, marketing image and human resources of our recent acquisitions. We need to continue to improve our operational efficiencies and product development cycle We believe there will still be substantial revenue growth in the last half of our fiscal year and will continue to have positive cash flows."

In commenting on the results, Paul Ludwig, President of Advanced Photonix, Inc. stated, "We are pleased that year to date revenue is 47% ahead of the same period last year, primarily due to the recent acquisitions of Picometrix and Photonic Detectors. Operationally, we have made significant progress in our Camarillo facility in improving order fulfillment performance, and our focus continues to be on further gross margin improvement. From a sales and engineering perspective, we are pursuing excellent growth initiatives with new and existing customers in all of the markets we serve. This is reflected in our increased R&D spending. The market opportunities and project activity for our Terahertz Imaging systems continue to develop in the Homeland Security, Aerospace and Pharmaceutical markets."



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BUSINESS OUTLOOK

Management projects revenue growth of approximately 65% for fiscal year 2006 over consolidated revenue for fiscal 2005, based upon the revenue growth of 47% for the first six months of operations and projections for the remainder of the fiscal year.

NON-GAAP FINANCIAL MEASURES

The Company reports its financial results in accordance with GAAP and additionally on a non-GAAP basis referred to as EBITDA. These non-GAAP measures are not in accordance with, nor are they a substitute for, GAAP measures and they may not be consistent with the presentation used by other companies. API uses the EBITDA to evaluate and manage the Company's operations and believes these non GAAP measures enhance the comparability and transparency of results for the period. API is providing this information to investors to allow for the performance of additional financial analysis. A reconciliation table of GAAP to non GAAP measures of EBITDA is included later in this release.

ABOUT ADVANCED PHOTONIX, INC

Advanced Photonix, Inc. (R) (AMEX: API) is engaged in the development and manufacture of optoelectronic devices and value-added sub-systems and systems. The Company serves a variety of global Original Equipment Manufacturers (OEMs) in the telecommunication, military/aerospace, industrial sensing, medical, homeland security, and other markets. The Company supports the customer from the initial concept and design phase of the product, through testing to full-scale production. The company has three manufacturing facilities; located in Camarillo, CA, Dodgeville, WI and Ann Arbor, MI. Advanced Photonix, Inc.(R) (AMEX: API) is a leading supplier of opto-electronic solutions and Terahertz instrumentation to a global OEM customer base. Products include the patented High speed optical receivers in APD and PIN configurations and silicon Large Area Avalanche Photodiode (LAAPD), PIN photodiode and FILTRODE(R) detectors. More information on Advanced Photonix can be found at http://www.advancedphotonix.com.

SAFE HARBOR STATEMENT

The information contained herein includes forward looking statements that are based on assumptions that management believes to be reasonable but are subject to inherent uncertainties and risks including, but not limited to, risks associated with the integration of newly acquired businesses, unforeseen technological obstacles which may prevent or slow the development and/or manufacture of new products, limited (or slower than anticipated) customer acceptance of new products which have been and are being developed by the Company, the availability of other competing technologies and a decline in the general demand for optoelectronic products.

                             ADVANCED PHOTONIX, INC.
                              FINANCIAL HIGHLIGHTS

(000 except per share data)                                                  Three Months Ended
                                                                   ---------------------------------------
                                                                         September 25,     September 26,
                                                                              2005             2004
                                                                   ------------------  ------------------
NET SALES                                                                     $ 5,193             $ 3,709
GROSS PROFIT MARGIN ON NET SALES                                              $ 2,116              $1,258
  Percent to Net Sales                                                            41%                 34%
NET INCOME (LOSS)                                                             $ (834)               $ 260
BASIC EARNINGS PER SHARE                                                       ($.05)                $.02
DILUTED EARNINGS PER SHARE                                                     ($.05)                $.02
WEIGHTED AVG. NUMBER OF SHARES OUTSTANDING                                 19,450,000          14,228,600





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Non-GAAP Financial Measures

The Company provides EBITDA as supplemental financial information regarding the Company's operational performance. Non-GAAP financial measures are not in accordance with, or an alternative for, generally accepted accounting principles in the United States. EBITDA should not be considered in isolation from or as a substitute for financial information presented in accordance with generally accepted accounting principles, and may be different from EBITDA measures used by other companies. A reconciliation of EBITDA to GAAP net income and loss is set forth in the financial schedule section below.

                                                                    ADVANCED PHOTONIX INC

                                                   RECONCILIATION OF EBITDA TO GAAP NET INCOME

                                                       THREE MONTH PERIOD ENDED              SIX MONTH PERIOD ENDED
                                                   -------------------------------------------------------------------
                                                     SEPTEMBER          SEPTEMBER         SEPTEMBER          SEPTEMBER
                                                     25, 2005            26, 2004          25, 2005          26, 2004

GAPP NET INCOME/(LOSS)                              $(834,000)         $ 260,000          ($968,000)         $ 608,000

ADJUSTMENTS
      DEPRECIATION                                    207,000             90,000            364,000            181,000
     NET INTEREST EXPENSE/(INCOME)                    177,000             (6,000)           348,000             (6,000)
     AMORTIZATION - INTANGIBLES/PATENTS               381,000             19,000            593,000             39,000
     AMORTIZATION - PREPAID FINANCE EXPENSE            57,000                 --            120,000                 --
                                                    ---------          ----------------------------          ---------
     EBITDA                                           (12,000)         $ 363,000          $ 457,000          $ 822,000
                                                    =========          ============================          =========